Exhibit 99.1

CONTACT:

Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Responds to Nasdaq Staff Determination Letter

ALAMEDA, Calif., September 25, 2006— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the Company’s receipt of a Nasdaq Staff Determination letter dated September 19, 2006. The letter, which the Company expected, was issued in accordance with standard Nasdaq procedures as a result of the continued delay in the filing of Wind River’s Form 10-Q for the second quarter ended July 31, 2006 with the Securities and Exchange Commission (SEC). Timely filing of periodic reports with the SEC is a requirement for continued listing under Nasdaq Marketplace Rule 4310(c)(14). Pending a decision by the Panel, Wind River shares will remain listed on the NASDAQ Stock Market.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

The above contains forward-looking statements, including those related to Wind River’s plans to request a hearing before a Nasdaq Listing Qualifications Panel. Words such as “will,” “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include, but are not limited to: an adverse determination by the Nasdaq Listing Qualifications Panel, adverse findings in the investigation into Wind River’s historical stock option practices, delays in the investigation and the timing of other actions or events related to the Nasdaq letter or Wind River’s 10-Q filings, as well as other factors detailed from time to time in the reports Wind River files with the Securities and Exchange Commission in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, our Quarterly Reports on Form 10-Q and other filings with the SEC. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.